UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2012

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	0-27672	42-1449849
(State of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

825 Central Avenue
Fort Dodge, Iowa 50501
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 576-7531

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.01.  Completion of Acquisition or Disposition of Assets.

On June 22, 2012, North Central Bancshares, Inc. (“North Central”) was acquired via merger by Great Western Bancorporation, Inc. (the “Great Western”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 12, 2012, by and among North Central, Great Western and 150, Inc. (“150”).

Under the terms of the Merger Agreement, 150 merged with and into North Central (the “Merger”) and North Central became wholly-owned by Great Western.   Upon the effectiveness of the Merger, each share of common stock of North Central outstanding immediately prior to the effective time of the Merger was converted into the right to receive $30.58 per share, in cash and without interest and subject to any applicable withholding, representing an approximate premium of 39% over the share closing price on March 12, 2012, the date of entry into the Merger Agreement.  As a result, aggregate merger consideration payable to North Central’s shareholders is approximately $41.5 million.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

North Central has notified NASDAQ of its intention to delist its common stock as of June 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH CENTRAL BANCSHARES, INC.

Date: June 22, 2012	By:	/s/ David M. Bradley
David M. Bradley
Chairman, President and Chief Executive Officer